EXHIBIT 10.3

Zions Bancorporation
2012 - 2014 Value Sharing Plan

Objective: The purpose of the 2012 – 2014 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a two-and-a-half year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation (the “Bank”). It is designed to create long-term shareholder value by focusing the Participant’s attention on improving the Bank’s financial results and maintaining strong credit quality over a two-and-a-half year period.

Eligibility: Selected key members of the senior management group and other key managers of the Bank as determined by the Zions Bancorporation (the “Company”) Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”).

Effective Date: July 1, 2012, through December 31, 2014 (the “Award Period”).

Payment of Awards: Subject to limitations enumerated in the “Other Administrative Provisions” section of the Plan, the incentive awards, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1)	Establishment of Award Fund

An Award Fund will be established, the size of which will be based upon two factors: a.) the Adjusted Pretax Pre-Provision Earnings (“PTPP Earnings”) during the Award Period, which will be used to calculate a Base Amount, and b.) a Credit Modifier, both of which are more fully outlined in “Calculation Methodology,” below.

2)	Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of designated Units, on any Award Fund established under this Plan during the Award Period.

3)	Calculation Methodology

The total Award Fund shall consist of a Base Amount, which shall be further modified by a Credit Modifier.

The Base Amount of the Award Fund shall be established as follows:

The minimum Adjusted PTPP Earnings which must be achieved during the Award Period shall equal 2.50411 x the annualized PTPP Earnings of $195,330,000 (as adjusted for pre-

2012 – 2014 Value Sharing Plan

tax capital costs and other adjustments) during the six-month period from October 1, 2011 to March 31, 2012 (the “Base Period”), or $489,128,000 (representing 0% growth).

The target Adjusted PTPP Earnings during the Award Period shall equal $534,437,000 (representing 5.0% growth compounded annually), and shall produce a Base Amount in the Award fund of $1.00 per Unit.

The maximum Adjusted PTPP Earnings during the Award Period which shall be used in calculating the Base Amount will be $582,273,000 (representing 10.0% growth compounded annually), and shall produce a Base Amount in the Award Fund of $2.00 per Unit.

Adjusted PTPP Earnings amounts greater than the minimum and less than the maximum thresholds will be interpolated in determining the Base Amount of the Award Fund, with each hundredth of a percentage point of annual compound growth in excess of 0% and up to a maximum of 10.00% valued at $.002.

The Base Amount of the Award Fund will be multiplied by a factor, the Credit Modifier, as defined below. The Credit Modifier may increase or decrease the Base Amount by up to 50%.

Definitions:

A)Adjusted Pre-tax Pre-provision (PTPP) Earnings is defined as the total of the following items during the Award Period:

1.	Cumulative taxable-equivalent net interest income plus non-interest income (taxable-equivalent revenue);

a.	plus, net fixed income securities valuation and impairment losses or (gains) recognized through the income statement;

b.	less, fair value and non-hedge derivative income or (loss);

c.	less, “bargain purchase” gains recognized through the income statement;

d.	less, additional accretion, net of the write-off of any related indemnification asset, associated with loans acquired in transactions assisted by the FDIC;

e.
less, a capital charge (credit) equal to 15.4% (computed as the approximate pretax cost of common equity with a 10% after-tax cost, and using a 35% tax rate) per annum on an imputed 9.0% common equity allocation applied to the increase (decrease) in average total assets (excluding average money market investments, U.S. Treasury and Agency securities other than mortgage-backed securities, goodwill and core deposit intangible assets) during the Award Period, as compared to average total assets (excluding average money market investments, goodwill and core deposit intangible assets) during the Base Period.

2012 – 2014 Value Sharing Plan

LESS,

2.	Non-interest operating expense (Operating Expense);

a.	less, total OREO expense;

b.	less, provisions (negative provisions) for unfunded commitments;

c.	less, merger expense, core deposit intangible and other intangible assets amortization;

PLUS or (MINUS),

3.	Equitable adjustments, as follows:

a.
any adjustment deemed necessary by the Committee to normalize PTPP Earnings as a result of unusual and extraordinary changes in internal cost or income allocations, relative to those included in the Base Period PTPP Earnings, which produce a change in costs or income which are not offset by a corresponding change in cost or income within the Bank;

b.
any other adjustments, which, in the sole discretion of the Committee, are required to equitably reflect operating performance during the Award Period with comparable measures of performance during the Base Period.

B)Credit Modifier is defined as 1+ [.5 x (the weighted average sum of the following measures of credit quality at the conclusion of or over the course of the Award Period)]:

1)
Credit quality as indicated by the ratio of outstanding classified loans and leases to total outstanding loans and leases at December 31, 2014 (the “Classified Loan Ratio”). Measured as: 1 – [(Classified Loan Ratio - .025) x 40], with a maximum Classified Loan Ratio value of .075 and a minimum value of .025. 25% weight;

2)
Credit quality as indicated by the ratio of outstanding Non-accrual loans and leases, Other Real Estate Owned (“OREO”), and Other Repossessed Assets to total Loans, Leases, OREO and Other Repossessed Assets at December 31, 2014 (the “Non-Performing Asset Ratio”). Measured as: 1 – [(Non-Performing Asset Ratio - .01) x 66.6667], with a maximum Non-Performing Asset Ratio value of .04 and a minimum Non-Performing Asset Ratio value of .01. 25% weight;

3)
Credit quality as indicated by net charged-off loans and leases, and OREO expense, during the Award Period; expressed as an average annualized percentage of total average loans, leases and OREO during the Award Period (the “NCO and OREO Expense Ratio”). Measured as: 1 – ([NCO and OREO Expense Ratio - .004] x 266.6667), with a maximum NCO and OREO Expense Ratio value of 1.15% and a minimum value of .4% 50% weight.

4)	Other Administrative Provisions

2012 – 2014 Value Sharing Plan

(1)
This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

(2)	The Committee may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until any payments hereunder are made after the conclusion of the Award Period.

(4)
Participants must be employed by the Company or one of its subsidiaries at the time payment is made. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award as approved by the Committee and will be prorated for the number of full calendar quarters the Participant was engaged as an officer of the Company or its subsidiaries prior to death, disability or retirement. For purposes of this Plan, a Participant will generally not be considered eligible for early retirement before age 55, or for normal retirement before age 65, unless otherwise approved by the Committee.

(5)
The Company shall retain the right to withhold payment of incentives otherwise earned under this Plan to any individual Participant or to all Participants as a group in the event of a significant deterioration in the Company’s or the Bank’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

(6)
The terms of this plan are subject to and limited by applicable law (including, without limitation, the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, any applicable regulation or other binding guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency. In particular,

(a)
Payments made under this plan are subject to the “clawback” provisions contained in section 111 and associated regulations promulgated under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the Sarbanes-Oxley Act of 2002, and regulations promulgated under such laws, which may require the Company to recover incentive compensation paid, if the compensation was based on materially inaccurate statements of earnings, revenues, gains or other criteria.

(b)
The accrual or payment of incentives under this plan are subject to the limitations prescribed for employees designated to be among the twenty-five highest-compensated employees of the Company, as contained in section 111 and associated regulations promulgated under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and

2012 – 2014 Value Sharing Plan

regulations promulgated under such laws, which generally provide that incentives under this plan may not be accrued or paid during the period in which such an employee is so designated.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)
In the event a Participant transfers within Zions Bancorporation during the Award Period, he/she may be eligible to receive a pro-rata award from each participating Zions entity based on the number of months in each entity and each entity’s financial and credit performance.

(9)
In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

(10)
This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board or the Committee, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX

The following is an example of how the Plan operates.

Assume that the Adjusted Pretax Pre-Provision (PTPP) Earnings for Zions Bancorporation during the 2.5 years of the Award Period total $548,518,770. This is the equivalent of the annualized Base Period Adjusted PTPP Earnings (195,330,000) compounded annually for 2.5 years at a rate of 6.50%.

•	The resulting Base Amount of each Unit is therefore $1.30 (6.5% growth divided by .0001 times $.002).

The Base Amount is then multiplied by the Credit Modifier. Assume that the Classified Loan Ratio at 12/31/14 is 4.30%; that the Non-Performing Asset Ratio is 2.75%; and that the NCO and OREO Expense Ratio over the 2.5-year period is .54%.

•	The Credit Modifier is calculated as follows:

◦	The Classified Loan Ratio produces a factor of: 1-[(.043-.025)*40] or .28. This is given a 25% weight, producing a factor of .07.

◦	The Non-Performing Asset Ratio produces a factor of: 1-[(.0275-.01)*66.6667] or -.1667. This is given a 25% weight, producing a factor of -.0417.

◦	The NCO and OREO Expense Ratio produces a factor of: 1-[(.0054-.004)*266.6667] or .6267. This is given a weight of 50%, producing a factor of .3133.

2012 – 2014 Value Sharing Plan

▪	The three weighted factors are added together, producing a result of .3416. This is multiplied by .5 and added to 1.0 to produce a Credit Modifier of 1.1708.

•	The final Unit Value is calculated by multiplying the Base Unit Value of $1.30 by the Credit Modifier of 1.1708 to produce a Total Unit Value of $1.522.